UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K
                                CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                               FEBRUARY 26, 2001


                          F & M NATIONAL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                   VIRGINIA
                (STATE OR OTHER JURISDICTION OF INCORPORATION)

                                   000-05929
                           (COMMISSION FILE NUMBER)

                                  54-0857462
                             (IRS EMPLOYER NUMBER)

                  9 COURT SQUARE, WINCHESTER, VIRGINIA  22601
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES INCLUDING ZIP CODE)

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 540-665-4200


                                   NO CHANGE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)



                                   FORM 8-K
                          F & M National Corporation
                             Winchester, Virginia

ITEM 5. OTHER EVENTS.

Alfred B. Whitt, President and Chief Executive Officer of F&M National Corporation ("F&M"), together with W. J. Farinholt, President and Chief Executive Officer, Atlantic Financial Corp ("AFIC"), announced the completion of the merger of AFIC into F&M, as of the close of business on February 23, 2001. F&M Bank-Atlantic, with its main office located in Gloucester, Virginia, is AFIC's banking subsidiary and has 15 banking offices. F&M will have 161 banking offices as a result of the merger.

The plan of merger provides for an exchange rate of 0.753 shares of F&M common stock for each outstanding share of common stock of AFIC common stock.

F&M National Corporation is a multi-bank holding company headquartered in Winchester, Virginia. F&M now operates eleven banking affiliates, nine in Virginia which are F&M Bank-Winchester, Winchester, F&M Bank-Massanutten, Harrisonburg, F&M Bank-Richmond, Richmond, F&M Bank-Central Virginia, Charlottesville, F&M Bank-Southern Virginia, Emporia, F&M Bank-Peoples, Warrenton, F&M Bank-Northern Virginia, Fairfax, and F&M Bank-Atlantic, Gloucester, Virginia; F&M Bank-Highlands in Covington, in West Virginia, F&M Bank-West Virginia, Ranson; and in Maryland, F&M Bank-Maryland, Bethesda.

F&M offers insurance and financial services through its subsidiaries, F&M-Shomo & Lineweaver and F&M-J.V. Arthur. F&M also operates F&M Trust Company. F&M's common stock is listed on the New York Stock Exchange under the symbol FMN.

F&M and BB&T Corporation (NYSE: BBT) (Website: www.BBandT.com) announced on January 24, 2001, that they had entered into a merger agreement providing for the exchange of each share of F&M common stock for 1.09 shares of BB&T common stock. The merger, which is subject to the approval of F&M shareholders and banking regulators, is expected to be completed in the third quarter. Winston-Salem based BB&T Corporation, with $60.9 billion in assets, operates 889 banking offices in the Carolinas, Georgia, Virginia, Maryland, West Virginia, Tennessee, Kentucky, and Washington, D.C. and is the nation's 17th largest financial holding company.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.     None

Pursuant to the filing requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


F & M NATIONAL CORPORATION


/s/
By: Alfred B. Whitt, President, Vice Chairman and CEO

DATE:  February 27, 2001